Exhibit 99.7

Consent of Persons About to Become Directors

Securities Act of 1933—Rule 438

I consent to being named in Middlefield Banc Corp.’s (“Middlefield”) Registration Statement on Form S-4 filed with the Securities and Exchange Commission, and all amendments thereto (the “Registration Statement”), to which this consent is an exhibit, and any prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person who is to become a director of Middlefield upon completion of the merger described in the Registration Statement. I consent to the filing of this consent as an Exhibit to the Registration Statement.

August 5, 2022	/s/ Ronald L. Zimmerly, Jr.
Ronald L. Zimmerly, Jr.